Exhibit 99.1

NEWS RELEASE

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Third Quarter Results and Dividend

BOWIE, MD — October 23, 2009 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for both its third quarter and the nine month period ending September 30, 2009.  WSB reports net loss of $4.4 million or $(0.55) per basic and diluted share for the three months ended September 30, 2009, compared to net loss of $1.1 million or $(0.14) per basic and diluted share for the comparable period of the prior year.  WSB reports net loss for the first nine months of 2009 of $5.9 million, or $(0.75) per basic and diluted share, compared to net loss of $92,000 or $(.01) per basic and diluted share for the nine months ending September 30, 2008.  The decrease in net income for the three month period ended September 30, 2009 is primarily the result of the Bank allocating an additional $6.6 million to its Allowance for Loan Losses.  The decrease in net income also reflects a 119% decrease in non-interest income, compared to the same period last year.  The decrease in non-interest income for the three month period ending September 30, 2009 is primarily the result of an other than temporary impairment charge of $692,800 on one of our mortgage-backed securities.

“While we have seen some early signs of economic improvements, we continue to face the challenges of the lingering recession.  We continue to be proactive and aggressive in working with borrowers on credit issues which is why we have increased our reserves by $6.6 million in the third quarter.  While we are disappointed that we needed the additional reserves, we feel confident that this will allow us to deal with our asset quality issues in a timely manner,” said Phillip C. Bowman, Chief Executive Officer.

WSB also announced a two-cent per share cash dividend to be paid on November 12, 2009 to stockholders of record as of November 2, 2009.   Mr. Phillip C. Bowman, CEO, said, “the company continues to review its dividend policy and felt that given the ongoing economic difficulties it would be wise to declare a dividend consistent with the prior quarter, but a reduction in the dividend rate from four cents to two cents from the quarter a year ago.  We are proud that the Bank continues to remains well in excess of the regulatory levels for being ‘well capitalized’ and continue to look for new opportunities to grow the Bank in a conservative manner.  WSB is optimistic about future periods with the opportunities for conservative loan growth and continued reduction in interest cost.  We continue to be committed to the long term best interests of our customers and of our shareholders.”

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $439 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George, and Charles counties.  Remote deposit capture services for our commercial customers now allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.  The Bank continues to offer temporarily FDIC insurance coverage of $250,000 per depositor through December 31, 2013.  This is an extension from the original date of December 31, 2009.   The relevant legislation provides that the FDIC coverage insurance will return to $100,000 on January 1, 2014.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended September 30,
	2009	2008	% Change
Interest Income	$6,145,000	$6,691,000	(8)%
Interest Expense	$3,408,000	$3,809,000	(11)%
Net Interest Income	$2,736,000	$2,882,000	(5)%
Non-Interest Income	$(136,000)	$712,000	(119)%
Non-Interest Expenses	$3,212,000	$3,189,000	1%
Provision for Loan Losses	$6,600,000	$2,100,000	214%
Net Earnings	$(4,351,000)	$(1,074,000)	(305)%
Basic Earnings Per Share	$(0.55)	$(0.14)	(291)%
Diluted Earnings Per Share	$(0.55)	$(0.14)	(291)%
Dividends Declared Per Share	$0.02	$0.04	(50)%
Average Shares Outstanding	7,849,732	7,580,215	4%
Average Diluted Shares Outstanding	7,849,732	7,580,215	4%

	Nine Months Ended September 30,
	2009	2008	% Change
Interest Income	$18,828,000	$20,633,000	(9)%
Interest Expense	$10,624,000	$11,766,000	(10)%
Net Interest Income	$8,203,000	$8,867,000	(7)%
Non-Interest Income	$1,024,000	$2,323,000	(56)%
Non-Interest Expenses	$9,616,000	$9,410,000	2%
Provision for Loan Losses	$9,350,000	$2,100,000	345%
Net Earnings	$(5,925,000)	$(92,000)	(6340)%
Basic Earnings Per Share	$(0.75)	$(0.01)	(7400)%
Diluted Earnings Per Share	$(0.75)	$(0.01)	(7400)%
Dividends Declared Per Share	$0.10	$0.12	(17)%
Average Shares Outstanding	7,848,254	7,592,366	3%
Average Diluted Shares Outstanding	7,848,254	7,592,366	3%

	As of September 30,
	2009	2008	% Change
Total Assets	$446,956,000	$458,880,000	(3)%
Non-Accrual Loans	$28,180,366	$11,708,581	141%
Accruing Loans More than 4 Months Past Due	$98,754	$76,780	29%
Non-Performing Loans	$28,279,120	$11,785,361	140%
Non-Performing Assets	$35,506,371	$16,795,249	111%
Total Loans Held-For-Investment	$249,149,000	$234,165,000	6%
Deposits and Borrowings	$391,187,000	$398,111,000	(2)%
Total Stockholders’ Equity	$53,182,000	$58,117,000	(8)%
Book Value Per Share	$6.77	$7.72	(12)%
Return on Average Assets	(1.72)%	(0.03)%	(5633)%
Return on Average Equity	(14.60)%	(0.20)%	(7200)%

			To be Considered Well		Excess over Levels to be Considered
			Capitalized Under Prompt		Well Capitalized Under Prompt
	Washington Savings Bank, F.S.B.		Corrective Action		Corrective Action
As of September 30, 2009:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$46,499,601	16.96%	$16,454,469	6.00%	$30,045,132	10.96%
Total capital (to risk weighted assets)	49,452,274	18.03%	27,424,116	10.00%	22,028,158	8.03%
Core capital (leverage) (to tangible assets)	46,499,601	10.50%	22,132,486	5.00%	24,367,115	5.50%

Forward-Looking Statements: The statements in this release regarding the company’s addressing asset quality issues, growth of the Bank, loan growth and reducing interest costs are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statement made in this release. Potential risks and uncertainties include, but are not limited to, further deterioration in the housing market or in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows, loan demand and real estate values, as well as other risks and uncertainties, as described by WSB in its Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and in such other reports filed with the Securities and Exchange Commission and Office of Thrift Supervision, which are available on the Bank’s website at www.twsb.com.  WSB will not update forward-looking statements to reflect events or developments after a forward-looking statement was made.